Brian F. Faulkner
Attorney at Law
3900 Birch Street, Suite 113
Newport Beach, California 92660
(949) 975-0544


July 21, 2000


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  The Majestic Companies, Ltd. - Form SB-2

Dear Sir/Madame:

I have acted as counsel to The Majestic Companies, Ltd., a Nevada corporation ("Company"), in connection with its Registration Statement on Form SB-2 relating to the registration of 120,000,000 shares of its common stock ("Shares"), $0.001 par value per Share. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.